Exhibit 99.1

PRESS RELEASE

Flex CEO, Mike McNamara, to Retire

San Jose, CA, October 25, 2018 — Flex (NASDAQ: FLEX) today announced that Michael M. McNamara, the Company’s Chief Executive Officer and a member of the Company’s Board of Directors, has decided to retire as Chief Executive Officer, effective December 31, 2018. The Board has engaged Heidrick & Struggles International, Inc. to conduct a search for a new Chief Executive Officer and will be considering both internal and external candidates. Michael D. Capellas, Chairman of the Board, will actively assist the Company’s management with the Chief Executive Officer transition.

“After 24 years at Flex and having had the privilege of serving the past 12 years as CEO, I believe now is the time for me to step back and allow new leadership to continue improving on what we have built,” said Mike McNamara. “It has been an amazing journey, as we built Flex into an incredibly powerful company that I am extremely proud of. I want to thank our employees, customers and suppliers for their support throughout this journey.”

“On behalf of the Board, the management team and our 200,000 Flex employees around the world, I would like to thank Mike for his dedication and leadership at Flex over the past 24 years,” said Michael Capellas. “With his vision, he has built Flex into a $25 billion global leader. We will miss Mike’s incredible passion for this business and we all wish him the very best in his retirement.”

About Flex

Flex is the Sketch-to-Scale® solutions provider that designs and builds Intelligent Products for a Connected World®. With approximately 200,000 professionals across 30 countries, Flex provides innovative design, engineering, manufacturing, real-time supply chain insight and logistics services to companies of all sizes in various industries and end-markets. For more information, visit flex.com or follow us on Twitter @flexintl. Flex — Live Smarter®

Contacts

Investors & Analysts

Kevin Kessel

1 (408) 576-7985

kevin.kessel@flex.com

Media & Press

Paul Brunato

1 (408) 576-7534

paul.brunato@flex.com